Exhibit 99.8

May 14, 2018

Mark White

Chief Executive Officer

One Horizon Group, Inc.

34 South Molton Street

London WlK SRG, United Kingdom

Martin Ward

Chief Financial Officer

One Horizon Group, Inc.

34 South Molton Street

London WlK SRG, United Kingdom

Dear Messrs. White and Ward:

Reference is made to that certain agreement (the “Agreement”), dated September 4, 2017, by and between One Horizon Group, Inc. (the “Company”) and me. In accordance with Section 4 of the Agreement, I hereby exercise my right to designate the following four individuals to serve as members of the Company’s Board of Directors (the “Board”):

•	Chris Laia;

•	Thomas J. Meek;

•	Kenneth Stephens; and

•	Keith T. Vernon.

In addition, I have attached questionnaires completed by each of these individuals which, among other things, evidences their ability to satisfy the director independence requirements set forth in Section 10(A)(3) of, and Rule 10A-3 under, the Securities Exchange Act of 1934 and Rule 5605(c) of the Nasdaq Listing Rules.

As required by the Agreement, I expect that the Company will take all actions necessary to appoint the four above-referenced nominees designated by me to the Board with all due haste.

Regards,

Zhanming Wu

/s/ Zhanming Wu

cc: Vince McGill